UPDATE -- Globe Photos Makes Senior Leadership Appointments for Interim CFO and Chief Legal Officer

LAS VEGAS, Nov. 06, 2018 (GLOBE NEWSWIRE) -- Globe Photos, Inc. (OTCQB: GBPT), a leader in iconic pop culture imagery and sale of licensed sports photography, has appointed Shamar Tobias as the company’s interim chief financial officer.

Tobias succeeds Scott C. Black who has been appointed to the new position of chief legal officer. Black, a former U.S. Army Judge Advocate General, will continue to serve as the company’s secretary and treasurer, as well as on its board of directors.

“These executive appointments better position us for the execution of our growth strategy, including aggressively taking advantage of the growing demand for pop culture imagery and sports memorabilia,” said Globe Photos CEO, Stuart Scheinman. “This also includes preparations for our planned up listing to Nasdaq, with Shamar bringing many years of experience as co-founder of an accounting firm that serves public companies.”

“We are especially grateful to Scott for supporting our growth over the last two years as our CFO, as we emerge from our development phase with the recent asset acquisition of Photo File and the launch of a new national sales and marketing campaign,” continued Scheinman. “Given the tremendous unrealized value of our collection of sports and pop culture imagery, and the essential need to protect our IP as we take it to market, we look forward to benefiting from Scott’s exceptional legal experience, knowledge and abilities in this very important role as our new chief legal officer.”

Last week the company announced the appointment of Mark Lanier to its board of directors. As a new independent member, the appointment advances the company toward satisfying Nasdaq listing requirements. Additional appointments of independent members are expected to follow.

Scott C. Black Bio

Before joining Globe Photos in 2014 Scott C. Black served as vice president and general manager of BAE Systems, where he was responsible for BAE’s Global Mission Solutions business unit and its more than $300 million in annual revenue.

Prior to BAE, he served as Lieutenant General of the U.S. Army, where he had a distinguished 35-year career of service, rising to serve as the Army’s 37th Judge Advocate General. In this role, General Black directed a legal services organization of more than 10,000 lawyers and paralegals, both soldiers and civilians, who were deployed around the world in 650 offices in 19 countries. He also served as the legal advisor to the Secretary of the Army, the Army Chief of Staff, and all Army Staff principals. He was responsible for all military justice operations, including legal support for contracting, ethics, and environmental programs, and supervising the training and deployment of Rule of Law and Governance Advisors around the world.

Earlier he served as commanding general and commandant of the Judge Advocate General's Legal Center and School in Charlottesville, Virginia, and as the Assistant Judge Advocate General for Military Law and Operations in the Pentagon. His past positions include chief counsel for the Secretary of the Army’s Congressional Liaison Office, Staff Judge Advocate (General Counsel) for the Army’s Fifth Corps in Germany, and assistant counsel to the President in the White House.

He received his bachelor’s degree in political science from California Polytechnic State University and a Juris Doctor from the California Western School of Law. He also holds a Master’s Degree in National Resource Strategy from the Industrial College of the Armed Forces, National Defense University.

His numerous awards include the Distinguished Service Medal, the Legion of Merit with Oak Leaf Cluster, and the Meritorious Service Medal with four Oak Leaf Clusters. He is also entitled to wear the Parachutist Badge, the Ranger Tab, and the Army Staff Identification Badge.

Shamar Tobias Bio

Shamar Tobias co-founded and serves as managing partner of Blue Chip Accounting, LLC, a certified public accounting and consulting firm located in Henderson, Nevada, where he provides financial consulting for several companies in the public and private sectors.  Earlier, he served as a consulting partner at a PCAOB, a registered accounting firm also located in Henderson, Nevada.

Tobias holds a Bachelor of Science in Accounting and a Master of Accountancy from the University of Nevada, Las Vegas. He also holds a Certified Public Accountant designation in the State of Nevada.

About Globe Photos

Globe Photos is the owner to one of the world’s largest collections of iconic pop culture imagery library, which includes more than 10 million images taken by more than 3,500 photographers from around the world over the last century. The collection features iconic personalities and unforgettable moments from the worlds of entertainment, sports, history and politics. For more information, visit www.globephotos.com.

The company’s new Photo File division currently holds licenses with the NFL, NBA, MLB, NHL, and major colleges including Alabama, Clemson, Ohio State and others, to produce sports prints, lithographs and other related items. Photo File is also licensed by thousands of additional individuals and organizations, including Babe Ruth, Joe Namath, Vince Lombardi, and others. For more information about Photo File, Inc., visit www.photofile.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Company Contact
Stuart Scheinman
President & CEO
Globe Photos, Inc.
Tel (702) 722-6113
info@globephotos.com

Media & Investor Relations Contact:
Ronald Both
CMA
Tel (949) 432-7566
GBPT@cma.team

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